Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:
Rick Nordvold

Golf Galaxy, Inc.

952-941-8848

Investors and media:

Susan Eich

For Golf Galaxy, Inc.

612-285-4188

GOLF GALAXY PROVIDES GUIDANCE FOR FISCAL 2007

EDEN PRAIRIE – (March 28, 2006) – Golf Galaxy, Inc. (Nasdaq: GGXY), a leading golf specialty retailer, today provided its fiscal 2007 outlook, which includes the impact of its recent acquisition of The GolfWorks.

Golf Galaxy said that for its fiscal year ending March 3, 2007, a 53-week period:

•                  Net sales are currently expected to be $305 million to $315 million;

•                  Comparable store sales are currently expected to increase 6 percent to 8 percent over the prior year; and

•                  Net income is currently expected to be $7.5 million to $8.1 million (pending the final purchase price allocation of The GolfWorks acquisition); assuming 11.6 million weighted average shares outstanding, diluted earnings per share are expected to be 65 cents to 70 cents.

The company plans to report its fourth quarter and fiscal 2006 financial results on April 18, 2006, and will provide additional commentary about its fiscal 2007 outlook at that time.

About Golf Galaxy, Inc.

Golf Galaxy, Inc., based in Eden Prairie, Minn., owns and operates golf specialty retail stores. The company currently operates 54 stores in 23 states and an ecommerce website. The company’s Everything for the Game® merchandising strategy offers a comprehensive selection of competitively priced brand name golf equipment, accessories, apparel, golf services, and golf instruction by on-staff certified PGA professionals in a unique interactive store environment. The GolfWorks, the golf industry’s most complete source for golf club components, clubmaking tools and supplies, and technical information, is a wholly owned subsidiary of Golf Galaxy that sells direct to consumers via a catalog and the Internet at www.GolfWorks.com. For more information, visit www.GolfGalaxy.com.

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Cautionary Statement

This news release contains forward-looking statements about Golf Galaxy and readers should not place undue reliance on any forward-looking statements that are current only as of the date made. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those expressed in forward-looking statements. The factors listed below, among others, could cause the company’s actual financial performance to differ materially from that expressed in any forward-looking statement: A decline in the popularity of golf or golf-related products and services; limitations imposed by suppliers on the amount or variety of products; failure by suppliers to develop and introduce new products or if new products result in excessive close-outs of existing inventories; seasonal fluctuation in demand for products; weather conditions; ability to successfully implement growth plan; competition in the golf and sporting goods industry; a decline in discretionary spending; availability of adequate capital to fund growth; and loss of key management. Additional information concerning these and other factors that could cause actual results to differ materially from those in the forward-looking statements is included in the company’s prospectus in its Form S-1 Registration Statement on file with the Securities and Exchange Commission. The foregoing list should not be construed as exhaustive and Golf Galaxy disclaims any obligation subsequently to revise or update any previously made forward-looking statements, whether as a result of new information, future events or otherwise.

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